EXHIBIT 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statements on Form S-8 (File Nos. 333-14238, 333-12146, 333-09840, 333-109874 and 333-118930) and Form F-3 (file no. 333-110681) of Retalix Ltd. (the “Company”) of our report dated January 23, 2005 on the financial statements of Cell-Time, Ltd., as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the period from March 25, 2003 to December 31, 2003, which appears in this Annual Report of the Company on Form 20-F as of and for the year ending December 31, 2004.

Tel- Aviv, Israel
March 21, 2005

/s/ KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global